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                                                                       EXHIBIT 4

                                 PROMISSORY NOTE
                                 ---------------


Maturity Date: December 31, 2011           Original Principal Amount: $8,866,707

         FOR VALUE RECEIVED, and intending to be legally bound, Ellen B. Kurtzman, Trustee of The 2003 Farber Family Trust dated as of June 30, 2003, having its principal office at 1105 North Market Street, Wilmington, Delaware 19801 ("Maker") promises to pay to Jack Farber (together with his distributees, heirs, executors, administrators and personal representatives, "Payee"), or order, the principal sum of Eight Million Eight Hundred Sixty Six Thousand Seven Hundred and Seven Dollars ($8,866,707), as hereinafter provided.

         Interest shall accrue on the unpaid balance of principal of this Note from the date hereof at the rate of 2.55% per annum, from time to time. The entire balance of accrued and unpaid interest and principal shall be due and payable on December 31, 2011.

         At any time and from time to time, the principal amount, and accrued and unpaid interest, may be prepaid, in whole or in part, without penalty or premium provided Payee has received five (5) days' prior written notice of Maker's intention to make such prepayment. Any prepayments made pursuant to this paragraph shall be applied, first, to the payment of principal and, then, to the payment of interest and any other sums due hereunder.

         If any one of the following events of default shall occur while any portion of the principal amount or any interest accruing on the principal amount (or any other sums, if any, due and payable hereunder) is outstanding:

             (a) Maker shall fail to make any payment of principal, interest or other sums under this Note, and such failure shall continue for seven (7) days after notice thereof shall have been given by Payee to Maker;

             (b) Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator or the like of Maker or all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable or deemed unable under any applicable law, to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors,
                    (iv) place itself or allow itself to be placed, voluntarily or involuntarily, under the protection of the law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (v) take any action for the purpose of effecting any of the foregoing; or

             (c) a proceeding or case shall be commenced in any court of competent jurisdiction, seeking (i) the readjustment of Maker's debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Maker or of all or a substantial part of its assets, or (iii) similar relief in respect of Maker under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, without the consent of Maker, and such



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                                                                       EXHIBIT 4

                    proceeding or case shall continue undismissed for a period of sixty (60) days, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty
                    (60) days;

the full unpaid principal amount, accrued and unpaid interest thereon and all other sums due and payable hereunder, shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, notice of dishonor or other formalities of any kind, all of which are hereby waived by Maker.

         If any payment of principal of, or interest on, this Note falls due on a day other than a business day, then such due date shall be extended to the next following business day. Interest on this Note shall be computed for the actual number of days elapsed on the basis of a 365-day year or 366-day year, as applicable.

         If any interest on the outstanding principal amount of this Note is not paid when due, then the amount of such delinquent interest shall be added to the outstanding principal amount of this Note and shall bear interest at the rate per annum of four percent (4%) over the prime rate quoted by The Wall Street Journal from time to time.

         Subject to the terms of the Purchase Agreement heretofore executed by Maker and Payee on this date, this Note may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         This Note shall not be assignable by either party hereunder.

         Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceeding (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection after default, Maker agrees to pay, in addition to the principal and interest, all costs of collecting or attempting to collect this Note, including reasonable attorneys' fees and expenses.

         This Note is to be construed and enforced in accordance with the laws of the State of Florida without giving effect to its choice of law provisions.

         If any provision of this Note is unenforceable in whole or in part for any reason, the remaining provisions shall continue to be effective.

         Anything herein to the contrary notwithstanding, the obligations of Maker under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by Payee would be contrary to the provisions of law applicable to Payee limiting the maximum rate of interest which may be charged or collected by Payee.

         Except with respect to the terms of a Purchase and Sale Agreement heretofore executed by Maker and Payee on this date, this Note constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties with respect to the subject matter hereof.

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                                                                       EXHIBIT 4

         Maker hereby waives presentment, notice of dishonor, protest and notice of protest of this Note. No extension of time for payment of this Note, and no alteration, amendment or waiver of any provisions of this Note, shall release, discharge, modify, change or affect the liability of Maker under this Note. The obligations of Maker under this Note are absolute, and Maker waives any and all rights to offset, deduct or withhold any payments or charges under this Note for any reason whatsoever.

         Any trustee executing this Note shall be deemed to be executing this Note solely in his or her capacity as trustee of the trusts herein mentioned, beyond which no trustee shall be personally liable hereunder.

         This Note shall be binding upon Maker and its successors, and shall inure to the benefit of Payee and his estate.

         Maker has executed and delivered this Note as of July 9, 2003.



                                        THE 2003 FARBER FAMILY TRUST

                                        By:     ELLEN B. KURTZMAN         (SEAL)
                                           -------------------------------
                                            Ellen B. Kurtzman
                                            Title: Trustee


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